Exhibit 99.1

                    [LETTERHEAD OF INCENTRA SOLUTIONS, INC.]

NEWS RELEASE for August 02, 2006
--------------------------------
CONTACTS FOR INCENTRA SOLUTIONS:
  Allen & Caron Inc.                         Incentra Solutions, Inc.
  Rene Caron (investors)                     Tom Sweeney
  rene@allencaron.com                        Chief Executive Officer
  Len Hall (financial media)                 tsweeney@incentrasolutions.com
  len@allencaron.com                         (303) 449-8279
  (949) 474-4300

              INCENTRA SOLUTIONS SELLS BROADCAST AND MEDIA DIVISION

   INCREASES STRATEGIC FOCUS ON RAPIDLY GROWING, ENTERPRISE IT SERVICES MARKET

BOULDER, CO, AUGUST 2, 2006 - Incentra Solutions, Inc. (OTCBB: ICNS), a provider of complete IT and storage management solutions to enterprises and managed service providers in North America and Europe, today announced that as part of its strategy to increase its focus on the rapidly growing, IT Services market it has sold its Front Porch Digital Broadcast and Media division to Toronto-based Genuity Capital Partners in an all-cash transaction valued at $38 million. The purchase price consisted of $33 million in cash at closing and up to an additional $5 million in royalty payments based upon future sales of Front Porch Digital software through the end of 2008. The sale, which is final, is subject to certain post-closing adjustments typical for this type of transaction; however, no significant adjustments are expected. Genuity Capital Partners is a privately-held equity group and investment bank.

Chairman and CEO Thomas P. Sweeney said that both the Incentra Solutions enterprise IT business and the Front Porch broadcast and media business have grown significantly over the past two years. Front Porch Digital revenues and profit contributions have increased solidly each year and it has become the global leader within the broadcast digital archive market. At the same time, Incentra's Enterprise business has experienced even more rapid growth as its revenues have increased to 80 percent of the Company's current annualized revenues and it is now well positioned for continued substantial growth in a very large and expanding market.

"We believe this is a win-win situation for Incentra and its shareholders, for Front Porch Digital and its entire team and for Genuity Equity Partners," Sweeney said. "The timing was right for this transaction. We feel it was the ideal opportunity to maximize the value of Front Porch Digital for our shareholders and to position the Company to be able to re-invest the resources gained from the sale into further expansion of our Enterprise IT services business. At the same time, Front Porch will be able to concentrate on its broadcast market supported by new financial resources.

"Over the last two years we have been investing in two growing businesses, but we believe the best strategy for Incentra and its shareholders going forward is to focus on growing our Enterprise business, which represents 80 percent of our current annualized revenues," Sweeney said. "Sustaining the growth of Front Porch in the long run would have limited our ability to invest in the expansion of our Enterprise business, which we believe addresses a significantly larger global market with far greater upside potential."

The completion of the sale of Front Porch Digital has significantly improved the Incentra balance sheet. After deducting expenses for the transaction and paying off substantially all of its secured long term and revolving debt, Incentra has approximately $17 million of cash and cash equivalents with a substantial working capital balance, positive net tangible assets and positive shareholders' equity.

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 "Our substantial cash position and the availability of our unused $10 million revolving line of credit provide us access to the resources needed to invest in the growth of our Enterprise business, both organically and through acquisitions," Sweeney said. "I am also very pleased that our improved balance sheet and financial strength positions us to seek a listing of the Incentra's common stock on a national exchange, which we will aggressively pursue over the coming months."

Sweeney noted that Incentra will increase its investments in expanding its Enterprise business. It will continue to expand its line of higher end storage solutions, will add additional managed service capabilities, and will increase the geographic scope of its marketing reach to achieve its goal of becoming the most comprehensive provider of complete IT solutions for enterprise customers in North America and Europe. The results of the last several quarters have demonstrated that the synergies expected from its recent acquisitions in the Enterprise business are being realized. Sales of higher margin solutions and recurring revenue services are increasing and we believe this trend will continue to drive growth and position Incentra to reach its goal of profitability.

Front Porch Digital, which will operate as an independent, private corporation with headquarters in Boulder, will continue with its existing management team.

Front Porch Digital CEO Mike Knaisch said, "We are proud of our accomplishments to date and are most appreciative of our long and mutually beneficial relationship with Incentra, its senior management and its entire team. We believe our greatest opportunities, however, still lay before us as the inevitable migration to the digital broadcast workflow is just beginning. With the support of Genuity, Front Porch Digital will address the opportunities by investing more aggressively in product research and development, customer support and expansion of our global service platform. These are positive changes that will directly benefit our customers worldwide."

ABOUT FRONT PORCH DIGITAL

Front Porch Digital is the global market leader in total digital archive management and transcoding solutions. The company has long been an innovator in delivering unique software, services, and integrated hardware solutions for digital archive management to broadcasters and media companies worldwide. Visit the company's Web site at www.fpdigital.com.

ABOUT INCENTRA SOLUTIONS, INC.

Incentra Solutions, Inc. (www.incentrasolutions.com, OTCBB:ICNS) is a provider of complete IT & storage management solutions to enterprises, managed service providers worldwide. Incentra's complete solution includes professional services, hardware & software products with first call support, IT outsourcing solutions and financing options.

INCENTRA SOLUTIONS FORWARD LOOKING STATEMENTS

CERTAIN INFORMATION DISCUSSED IN THIS PRESS RELEASE MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED UPON REASONABLE ASSUMPTIONS AT THE TIME MADE, IT CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ACHIEVED. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE INHERENTLY SUBJECT TO UNPREDICTABLE AND UNANTICIPATED RISKS, TRENDS AND UNCERTAINTIES SUCH AS THE COMPANY'S INABILITY TO ACCURATELY FORECAST ITS OPERATING RESULTS; THE COMPANY'S POTENTIAL INABILITY TO ACHIEVE PROFITABILITY OR GENERATE POSITIVE CASH FLOW; THE AVAILABILITY OF FINANCING; AND OTHER RISKS ASSOCIATED WITH THE COMPANY'S BUSINESS. FOR FURTHER INFORMATION ON FACTORS WHICH COULD IMPACT THE COMPANY AND THE STATEMENTS CONTAINED HEREIN, REFERENCE SHOULD BE MADE TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING ANNUAL REPORTS ON FORM 10-KSB, QUARTERLY REPORTS ON FORM 10-QSB AND CURRENT REPORTS ON FORM 8-K. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE OR SUPPLEMENT FORWARD-LOOKING STATEMENTS THAT BECOME UNTRUE BECAUSE OF SUBSEQUENT EVENTS.

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